Exhibit 19.1

Eva Live Inc.

Insider Trading Policy

This Insider Trading Policy outlines the expectations and rules established by Eva Live Inc. and its subsidiaries (“the Company”) regarding the handling and trading of Company securities, as well as securities of other publicly traded companies, when in possession of confidential or nonpublic information. The Policy is structured in two sections: the first sets forth general prohibitions on trading for all employees, officers, directors, and their immediate family members. The second section introduces enhanced trading restrictions applicable to (i) members of the Board of Directors, (ii) executive officers (collectively referred to as “Company Insiders”), and (iii) other designated employees (“Covered Persons”) who, due to their roles or access, may be exposed to material nonpublic information.

The U.S. federal securities regulations aim to prevent “insider trading,” a serious legal and ethical violation. Insider trading involves using material information obtained through association with the Company to buy, sell, donate, or otherwise transact in securities, or to share such information with others (a practice known as “tipping”). These restrictions apply to any person affiliated with the Company who might trade, advise others to trade, or pass along confidential information based on knowledge deemed “material” and “nonpublic,” as defined in Part I, Section 3 of this Policy. The consequences of insider trading are severe, and these prohibitions apply regardless of whether the insider information relates to Eva Live Inc., its clients, business partners, suppliers, competitors, or any other companies with which the Company is, or may be, in discussions or commercial relationships.

PART I

1. Applicability

This Policy governs all transactions involving:

(i) securities issued by Eva Live Inc., including but not limited to common stock, preferred shares, stock options, bonds, notes, convertible instruments, and any derivatives linked to the Company’s securities, regardless of whether the Company issued the derivative; and

(ii) securities of other publicly traded companies in circumstances where material nonpublic information about those companies has been obtained through association with Eva Live Inc. This includes, but is not limited to, their common and preferred stock, options, and related derivative instruments.

The provisions outlined in this Policy apply to all employees, officers, and directors of the Company, as well as their immediate family members and any other individuals residing in the same household or acting on their behalf.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) Directors, officers, employees, and their immediate family members are strictly prohibited from buying, selling, or offering to transact in any securities of Eva Live Inc.—regardless of whether those securities were issued directly by the Company—while they possess material, nonpublic information concerning the Company. Definitions for “material” and “nonpublic” are provided in Part I, Section 3(a) and (b) of this Policy.

(b) Sharing confidential Company information—commonly referred to as “tipping”—is not permitted under any circumstances. No director, officer, employee, or their immediate family members may disclose material nonpublic information to others, including friends or family, without prior authorization from the Company.

(c) Similarly, no such individuals may engage in trading the securities of another public company if they have gained access to material nonpublic information about that company through their association with Eva Live Inc. Disclosure of such information to any third party without authorization is also strictly prohibited.

(d) As a general rule, if you believe you may be in possession of material nonpublic information, you must not trade, tip, or recommend securities—either directly or indirectly—without first seeking and receiving approval from the Company’s Compliance Officer (see Part I, Section 3(c)). This approval process, overseen by the Compliance Officer, exists to help ensure compliance and protect both you and the Company.

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(e) All individuals classified as “Covered Persons” are required to obtain pre-approval before initiating any transactions involving Eva Live Inc. securities. The procedures for obtaining this pre-clearance are detailed in Part II, Section 3 of this Policy.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Company’s management or the board of directors;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) Award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

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(xiii) proposals, plans, or agreements, even if preliminary, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Company securities.

Material information encompasses more than just past or current facts—it can also include estimates, projections, and forward-looking statements. When evaluating future events, such as a potential acquisition, merger, or product launch, materiality is assessed by weighing both the likelihood that the event will take place and the potential impact it could have on the Company’s operations or stock value if it does. Even if the chance of the event occurring is relatively low, the information may still be considered material if its potential effect is significant. As a general rule, if there is any uncertainty about whether certain nonpublic information is material, it is safest to treat it as such. In such cases, you should consult the Compliance Officer before trading, recommending securities, or sharing the information with anyone who is not authorized to receive it.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts, brokers, or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information, normally two trading days.

Just as with determining materiality, if you are uncertain whether information has been made public, it is best to either seek guidance from the Compliance Officer or treat the information as nonpublic and handle it as confidential.

(c) Compliance Officer. The Company has appointed David Boulette as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

(v) providing a reporting system with an effective whistleblower protection mechanism.

4. Exceptions

The restrictions outlined in this Policy do not extend to the exercise of stock options granted under the Company’s existing or future equity incentive or option plans, whether exercised for cash or through the exchange of previously owned Company shares. However, any subsequent sale of shares acquired through such exercises—including cashless exercises—is subject to the trading restrictions set forth in this Policy.

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5. Violations of Insider Trading Laws

Engaging in or disclosing material nonpublic information in violation of securities laws can result in serious consequences. Individuals involved—as well as their employers and supervisors—may face criminal prosecution, substantial fines, civil penalties, and court-ordered injunctions. Due to the gravity of these potential outcomes, strict adherence to this Policy is required at all times.

(a) Legal Penalties. Individuals who engage in insider trading—by executing transactions while in possession of material nonpublic information—may face significant criminal penalties, including imprisonment and fines that can amount to several times the profits earned or losses prevented.

Moreover, anyone who shares such confidential information with others (a practice known as “tipping”) can also be held responsible for any resulting trades made by those they informed. Tippers may incur the same legal consequences as the individuals who acted on the tip, even if the tipper received no personal benefit.

The SEC also has the authority to impose civil penalties on parties who exercised direct or indirect control over someone who violated insider trading laws. This means that the Company, as well as its executives or supervisors, could be held liable. Penalties may reach the greater of $1 million or three times the amount of any profits gained or losses avoided. Notably, these penalties may apply even in situations where the illegal trading produced little or no financial benefit.

(b) Company-Imposed Penalties. Employees found to be in violation of this Policy may face disciplinary measures, up to and including termination for cause. Any exceptions to the Policy will be considered only under exceptional circumstances and must receive prior written approval from the Compliance Officer before any actions inconsistent with this Policy are undertaken.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy, please get in touch with the Compliance Officer at:

Address: Eva Live Inc., 1234 Sunset Blvd, Suite 100, Los Angeles, CA 90026

Phone Number: +1 (310) 555-0199.

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PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a) Scheduled Quarterly Blackout Periods. Covered Persons are prohibited from trading in the Company’s securities during designated blackout periods surrounding quarterly financial disclosures. These periods begin at market close two weeks prior to the end of each fiscal quarter and continue through the close of business on the second trading day after the Company publicly announces its financial results. During this time, Covered Persons are likely to have access—or are presumed to have access—to material nonpublic financial information.

(b) Event Driven and Special Blackout Periods. At certain times, the Company may be involved in confidential matters such as mergers, acquisitions, divestitures, cybersecurity incidents, or product launches. When such sensitive information has not yet been disclosed publicly, the Company may enforce special blackout periods. During these times, Covered Persons will be restricted from trading the Company’s securities. Affected individuals will be notified by the Company if and when such restrictions are implemented.

(c) Rule 10b5-1 Exception. These trading restrictions do not apply to transactions executed under a valid Rule 10b5-1 trading plan, provided that:

(i)	The plan was submitted to and approved by the Compliance Officer at least 30 days prior to the first trade (or any amendments were similarly pre-approved);
(ii)	The plan was adopted in good faith when the Covered Person had no access to material nonpublic information; and
(iii)	The plan either grants independent trading authority to a third party without access to inside information, or it contains predetermined parameters such as security type, volume, pricing, and trade dates.

2. Trading Window

Covered Persons may engage in transactions involving the Company’s securities only during periods when no blackout restrictions are in place. Typically, this trading window opens at the conclusion of the quarterly blackout period outlined in Section 1(a) and remains open until the start of the next such blackout period. However, even within this authorized timeframe, individuals must refrain from trading if they are aware of any material nonpublic information. Furthermore, the Company reserves the right to suspend trading during this window by instituting a special blackout period under Section 1(b), in which case trading may resume once the blackout is formally lifted.

3. Pre-Clearance of Securities Transactions

(a) Given that Company Insiders frequently have access to material nonpublic information, they are required to obtain pre-approval for all transactions involving the Company’s securities—even during open trading windows, as described in Part II, Section 2.

(b) Except as provided in subsection (d), no Company Insider may directly or indirectly engage in the purchase, sale, transfer, gift, pledge, or loan of any Company securities without prior authorization from the Compliance Officer. This requirement also extends to transactions made by the Insider’s spouse, household members, minor children, and any legal entities over which the Insider exercises control.

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(c) The Compliance Officer will maintain records of all pre-clearance requests, including the date received and the date and time each request is approved or denied. Unless otherwise revoked, approval remains valid until the end of the second business day following the date of approval. If the proposed transaction is not completed within this timeframe, a new pre-clearance must be obtained.

(d) Transactions made under a valid, pre-approved Rule 10b5-1 trading plan are exempt from the pre-clearance requirement. However, for each transaction under such a plan, the broker or third party executing the trade must be directed to provide duplicate trade confirmations to the Compliance Officer.

4. Prohibited Transactions

(a) Company Insiders are strictly prohibited from trading the Company’s equity securities during any blackout period related to an “individual account” retirement or pension plan, if 50% or more of plan participants are restricted from buying, selling, or otherwise transferring equity interests due to a temporary trading suspension by the Company or the plan’s fiduciary.

(b) Covered Persons—which include spouses, household members, minor children, and any entities under their control—are not permitted to engage in the following types of transactions involving Company securities unless prior written approval is obtained from the Compliance Officer:

(i) Short-Term Trading: Company Insiders must hold any purchased Company securities for a minimum of six months before selling securities of the same class.

(ii) Short Sales: Selling Company securities short is strictly prohibited for all Company Insiders and Covered Persons.

(iii) Options and Derivatives: Covered Persons are not allowed to engage in transactions involving put or call options or any other derivative instruments tied to the Company’s securities.

(iv) Margin Accounts and Pledging: Company securities may not be held in margin accounts or used as collateral for loans.

(v) Hedging Activities: Entering into any form of hedging or monetization transactions—such as swaps, prepaid variable forward contracts, or other arrangements that limit the risk or upside of Company stock ownership—is not allowed.

5. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understood (or has explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)
Date:

APPENDIX A

[INSERT LIST OF EMPLOYEES TO WHOM THE INSIDER TRADING POLICY IS APPLICABLE]

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